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                      CONSENT OF INDEPENDENT ACCOUNTANTS



        We consent to the incorporation by reference in this registration statement of MBIA Inc. on Form S-3 of:

        1. Our report dated February 1, 1995, on our audits of the consolidated financial statements of MBIA Inc. and Subsidiaries (the "Company") as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994, which report is incorporated by reference in MBIA Inc.'s 1994 Annual Report on Form 10-K.

        2. Our Report dated February 1, 1995 on our audits of the financial statement schedules of the Company, which report is MBIA Inc's 1994 Annual Report on Form 10-K.


We also consent to the reference to our firm under the caption "Experts" in this registration statement.


                                        /s/ Cooper & Lybrand L.L.P.
                                        Coopers & Lybrand L.L.P.



New York, New York
January 15, 1995